Exhibit 5.1

Office:	+852 2801 6066
Mobile:	+852 6621 8994

rthorp@traversthorpalberga.com

Vipshop Holdings Limited

No. 20 Huahai Street

Liwan District, Guangzhou 510370

The People’s Republic of China

21 February 2013

Dear Sirs

Vipshop Holdings Limited.

We have acted as Cayman Islands legal advisers to Vipshop Holdings Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, related to the offering and sale of American Depositary Shares representing certain ordinary shares, par value US$0.0001 per share (the “Shares”).

This opinion is given as Exhibit 5.1 to the Registration Statement, and in accordance with the terms of the Legal Matters section thereof.

1                                         Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies or final drafts of the following documents, and such other documents as we have deemed necessary:

1.1                               the Certificate of Incorporation dated 27 August 2010;

1.2                               a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”);

1.3                               the Third Amended and Restated Memorandum and Articles of Association of the Company as conditionally adopted by a special resolution passed on 9 March 2012 and effective immediately upon completion of the Company’s initial public offering of shares represented by American Depositary Shares (the “M&A”);

1.4                               the written resolutions of the board of Directors dated 19 February 2013 (the “Resolutions”);

1.5                               a certificate from a Director of the Company addressed to this firm, a copy of which is attached hereto (the “Director’s Certificate”);

1.6                               the register of members of the Company (the “Register of Members”); and

1.7                               the Registration Statement.

Tel:	+852 2801 6066	1205A The Centrium
Fax:	+852 2801 6767	60 Wyndham Street
www.traversthorpalberga.com		Central HONG KONG
Cayman Islands and British Virgin Islands Attorneys-at-Law
Resident Hong Kong Partners: Richard Thorp, Harriet
Unger (England & Wales), Everton Robertson (England & Wales)

2                                         Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.  The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof.  In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate, as to matters of fact, and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1                               copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.2                               the genuineness of all signatures and seals;

2.3                               there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3                                         Opinions

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions. Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               the Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands;

3.2                               the authorized share capital of the Company is US$50,000 divided into 500,000,000 Shares with a par value of US$0.0001 each;

3.2                               the issue and allotment of the Shares as contemplated by the Registration Statement have been duly authorised by the board, and when issued by the Company against payment in full of the consideration, in accordance with the terms set out in the Registration Statement and duly registered in the Company’s Register of Members (shareholders), such Shares will be validly issued, fully paid and non-assessable; and

3.3                           The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

4              Qualifications

This opinion is subject to the qualification and limitation that under the Companies Law (2012) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any mattes which the Company Law (2012 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities”, “Taxation”, “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ TRAVERS THORP ALBERGA
TRAVERS THORP ALBERGA